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                                                                    EXHIBIT 10.3

June 5, 2002

Scott Grotjan
The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040

Re: U.S. Plastic Lumber Corp.

Dear Scott:

I have outlined below the terms upon which I believe we have agreed to in principle relative to the restructure of all securities held by the Halifax Fund, L.P. subject to the closing of the sale of the Clean Earth, Inc. transaction. If these terms are acceptable to you, please sign below acknowledging the same at which point we can pass this term sheet to our respective attorneys to put into definitive agreements. This term sheet shall not be binding and the parties shall only be bound by such definitive agreements.

      o The Debentures dated February 2000 and June 2001 will be terminated or amended and restated as set forth below, subject to advice of counsel.

      o The Series D Preferred Stock shall be cancelled, but otherwise included in the consideration set forth below.

      o All defaults charges, fees, and penalties will be waived and Halifax will release USPL from any actions Halifax now has against USPL relative to the above mentioned securities.

      o Halifax will release its second position on all assets of USPL (only to the extent it is an asset being transferred as part of the CEI sale such as certain intellectual property), all assets of Clean Earth, Inc. and all of it subsidiaries so as to allow USPL to transfer such assets as part of the sale of Clean Earth, Inc. This includes all intellectual property, accounts receivables, inventory, equipment, real estate and any and all other assets being transferred as part of the Clean Earth sale transaction. Halifax will further assist and authorize USPL to take all appropriate action in terminating all UCC's relative to said assets.

     In exchange for the above, Halifax and USPL will enter into a new transaction as follows:

      o At closing of the Clean Earth, Inc., Halifax will be paid $2.5 million in cash.

      o At closing, Halifax and USPL shall enter into a Subordinated Junior Convertible Debenture in the amount of $2.8 million. The Debenture will be for a term of three years and carry interest at the rate of 10% accrued daily and compounded semi-annually. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. The subordination terms shall be identical to the Intercreditor and Subordination Agreement currently in place with Bank of America. The conversion feature of the Debenture shall be based upon fixed prices allowing Halifax to convert $933,333.33 of the Debenture at a price of $.75 per share, $933,333.33 at $1.00 per share, and $933,333.33 at $1.25 per share. The maturity date of the Debenture


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         shall be three years from the date of closing of the Clean Earth, Inc sale. The underlying common stock shall be freely saleable pursuant to Rule 144(k).

      o  At closing, Halifax and USPL shall enter into a Subordinated Junior
         Note in the amount of $5.6 million. The Debenture will be for a term of three years and carry interest at the rate of 10% accrued daily and compounded semi-annually. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. The subordination terms shall be identical to the Intercreditor and Subordination Agreement currently in place with Bank of America. This Note shall have no conversion features. The maturity date of the Debenture shall be three years from the date of closing of the Clean Earth, Inc sale.

      o The second position of Halifax on all USPL assets will be maintained substantially as in its current form and as provided in the Intercreditor and Subordination Agreement with Bank of America, except that USPL shall grant a second mortgage to Halifax on its Ocala real estate.. USPL will use its best efforts to provide a second mortgage on the Chicago property, with the understanding that Halifax requires such a mortgage.

      o The parties will negotiate a limitation on the ability of USPL to incur senior debt based upon a ratio of total senior debt to total assets.

      o USPL will pay Halifax's reasonable legal fees in connection herewith, and undertakes to settle its current outstanding legal bills with Kleinberg Kaplan.

We look forward to finalizing this transaction along with the Clean Earth, Inc sale transaction. Please call me should you have any questions.

Very truly yours,


/s/ BRUCE C. ROSETTO
--------------------------------------------
Bruce C. Rosetto
Executive Vice President and General Counsel

Cc: Mark S. Alsentzer, CEO
    Ed Casas
    John H. McNamara, Jr.


Acknowledged and Accepted by:


Halifax Fund, L.P.

By: /s/ ROBERT CHENDER
--------------------------------------------
Robert Chender, Managing Director




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